Exhibit 2.1

AMENDMENT NO. 3 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 3 to Business Combination Agreement (this “Amendment”) is dated as of May 7, 2010 and amends that certain Business Combination Agreement, dated as of March 5, 2010, as amended, by and between Promotora de Informaciones, S.A., a Spanish sociedad anónima (“Prisa”), and Liberty Acquisition Holdings Corp., a Delaware corporation (“Liberty”) (as amended, the “Business Combination Agreement”). Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.

WHEREAS, Prisa and Liberty wish to amend certain provisions of the Business Combination Agreement; and

WHEREAS, pursuant to Section 11.3 of the Business Combination Agreement, Prisa and Liberty may amend the Business Combination Agreement by action taken or authorized by their respective Boards of Directors in a writing signed on behalf of each of Prisa and Liberty; and

WHEREAS, Liberty Acquisition Holdings Virginia, Inc., a Virginia corporation and a wholly owned subsidiary of Liberty (“Liberty Virginia”), wishes to join and become a party to the Business Combination Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Amendments.

(a) Form of Warrant Amendment Agreement.  The Business Combination Agreement is hereby amended by replacing Exhibit A attached thereto in its entirety with Exhibit A attached hereto.

(b) Plan of Share Exchange.  The Business Combination Agreement is hereby amended by replacing Exhibit E attached thereto in its entirety with Exhibit E attached hereto.

(c) PRISA Bylaw Amendments.  The Business Combination Agreement is hereby amended by replacing Exhibit G attached thereto in its entirety with Exhibit G attached hereto.

(d) Transaction Cash.  The definition of “Transaction Cash” in Section 1.1 is hereby amended by deleting clause (z) thereof in its entirety and replacing it with the following: “(z) $80,000,000 in respect of the Warrant Exchange, as such amount may be adjusted as occasioned by Section 3.5(a) of this Agreement, without duplication”.

(e) Per Share Consideration.  Section 3.5(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Subject to Section 4.2(e) and the last paragraph of this Section 3.5(a), each share of Liberty Virginia Common Stock (other than the Liberty Virginia Redemption Shares) shall be exchanged for (i) 1.173388 PRISA Class A Ordinary Shares and (ii) 0.563056 PRISA Convertible Non-Voting Shares, in each case free and clear of any Encumbrances (together, the “Per Share Consideration”). The PRISA Shares shall then be registered and the ADRs delivered pursuant to Section 3.4(b).

Notwithstanding the foregoing provisions of this Section 3.5(a), in no event shall PRISA be required to issue any portion of the aggregate Per Share Consideration and aggregate Warrant Consideration the issuance of which would cause the PRISA Control Group to hold, directly or indirectly, less than 30% of the PRISA Class A Ordinary Shares, after giving pro forma effect to the transactions contemplated by this Agreement, including the Warrant Exchange pursuant to Section 6.2.1 of the Warrant Amendment Agreement, the full conversion at the election of the holder thereof of the PRISA Convertible Non-Voting Shares to PRISA Class A Ordinary Shares, the PRISA Rights Offer, the sale of shares pursuant to the Securities Surrender Agreement and any required redemptions of Liberty Virginia Redemption Shares pursuant to Section 2.5 of this Agreement (the “30% Threshold Condition”). Not later than the tenth Business Day prior to the record date for the

Liberty Stockholder Meeting, Liberty and PRISA shall agree upon a mechanism to ensure that the 30% Threshold Condition will be satisfied, applying the principle that any such mechanism shall not reduce the value of the Per Share Consideration below $11.26 per share of Liberty Virginia Common Stock or the per Liberty Warrant consideration below $2.15 (in each case, assuming a value per PRISA Convertible Non-Voting Share of €7.331378, a value per PRISA Ordinary Share of €3.518 and a U.S. dollar to Euro exchange rate of 1.364).

(f) Conduct of the Business.  The introduction to Section 8.2 of the Business Combination Agreement is hereby amended by inserting the following after the phrase “Liberty Disclosure Schedule”:

“, pursuant to that certain securities surrender agreement, dated May 7, 2010, among Liberty and the Sponsors (the “Securities Surrender Agreement”) (with respect to the restrictions in Sections 8.2(e) and 8.2(n)) and pursuant to that certain deferred discount reduction letter, dated May 7, 2010, among Liberty, Citigroup Global Markets Inc. and Barclays Capital Inc. (with respect to the restrictions in Section 8.2(l))”

(g) PRISA Shareholder Meeting.  Section 9.3(d) of the Business Combination Agreement is hereby amended as follows:

(i) by replacing the numbers “1.547154” and “0.35759” with “1.173388” and “0.563056”, respectively, and replacing the number “137,102,273” with the number “133,912,267” each time it appears therein; and

(ii) by inserting the following at the end thereof:

“At the PRISA Shareholder Meeting, PRISA shall include the following agreement in the resolutions of PRISA’s issuance of the PRISA Convertible Non-Voting Shares:

For the purposes of enabling the distribution of the minimum annual dividend in favor of the holders of the PRISA Convertible Non-Voting Shares, PRISA will exercise its voting rights in respect of all of its subsidiaries, to the extent legally and contractually possible, to cause the delivery of available distributable profits of such subsidiaries to their respective shareholders and, as the case may be, then to PRISA.”

(h) PRISA Rights Offer.  Section 9.18 of the Business Combination Agreement is hereby amended by replacing the number “3.08” with “2.99.”

(i) Acquisition of Sponsor Shares.  The Business Combination Agreement is hereby amended by adding a new Section 9.19 to read as follows:

“9.19 Securities Purchase From Sponsors.  Immediately prior to the Reincorporation Effective Time (and in all events after the vote on this Agreement at the Liberty Stockholder Meeting), Liberty shall purchase from the Sponsors an aggregate of three million shares of Liberty Common Stock for an aggregate purchase price of $300. Upon such purchase such shares will be cancelled, and shall cease to exist or be outstanding, for all purposes hereunder.”

(j) Spanish Language Version.  The Business Combination Agreement is hereby amended by adding a new Section 9.20 to read as follows:

“9.20 Spanish Language Version.  Not later than 10 Business Days after the initial filing of the F-4 with the SEC, the parties will produce a Spanish version of this Agreement, along with the amendments thereof.”

(k) Number of Prisa Shares.  Section 10.2(e) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“(e) Provided that Liberty’s representations set forth in Section 6.2 is true and correct at Closing and before taking into account the effect of any change occasioned by the last sentence of Section 3.5(a) of this Agreement, the total number of PRISA Shares to be delivered pursuant to the Share Exchange and the Warrant Exchange, before giving effect to any cash in lieu of fractional shares, shall be equal to the number of PRISA Shares constituting the Per Share Consideration multiplied by the sum of (x) the number of shares of Library Virginia Common Stock outstanding at the Exchange Effective Time and (y) 7,537,267.”

(l) Transaction Cash Closing Condition.  Section 10.3(e) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“(e) Transaction Cash; Expenses; Deferred Underwriting Discounts.  The amount of (x) Transaction Cash shall be no less than $903,000,000 and (y) Transaction Expenses, including Deferred Underwriting Discounts, shall not exceed $47,000,000.”

(m) Minimum Share Holding.  Section 10.3(f) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“(f) Minimum Holding of Prisa Control Group.  After giving pro forma effect to the transactions contemplated by this Agreement, including the Warrant Exchange pursuant to Section 6.2.1 of the Warrant Amendment Agreement, the full conversion at the election of the holder thereof of the PRISA Convertible Non-Voting Shares to PRISA Class A Ordinary Shares, the Prisa Rights Offer, the sale of shares pursuant to the Securities Surrender Agreement and any required redemptions of Liberty Virginia Redemption Shares pursuant to Section 2.5 of this Agreement, the PRISA Control Group shall hold, directly or indirectly, at least 30% of the PRISA Class A Ordinary Shares.”

(n) New Condition Precedent.  Section 10.3 of the Business Combination Agreement is hereby amended by adding the following sentence as new Section 10.3(g):

“(g) Liberty Share Purchase.  Liberty shall have purchased from the Sponsors an aggregate of three million shares of Liberty Common Stock for an aggregate purchase price of $300 pursuant to the Securities Surrender Agreement.”

(o) Termination.  Section 11.1 of the Business Combination Agreement is hereby amended by replacing the “; or” at the end of clause (f) thereof with a “.” and deleting clause (g) thereof in its entirety.

(p) Governing Law.  Section 12.7 of the Business Combination Agreement amending by inserting the following at the end thereof:

“The respective obligations of the parties to this Agreement, whether arising by operation of law or otherwise, shall be performed to the fullest extent in compliance with the principle of good faith. In particular, PRISA, by performing the obligations undertaken under this Agreement, will submit to its shareholders those corporate resolutions necessary to comply with this Agreement. Without limiting the foregoing obligations in any manner whatsoever, PRISA, in connection with such submission, shall take into account the interests of its shareholders and the corporate interests of the company.”

2. No Other Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Business Combination Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

3. Joinder by Liberty Virginia.  Liberty Virginia hereby assumes, and hereby agrees to perform and observe, each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, appointments, duties and liabilities applicable to it under the Business Combination Agreement. By execution of this Amendment, Liberty Virginia shall become a party to the Business Combination Agreement and be bound by all of the terms and conditions set forth in the Business Combination Agreement.

4. Miscellaneous.  The provisions of Sections 12.4 (Interpretation), 12.5 (Counterparts), 12.6 (Entire Agreement; Severability), 12.7 (Governing Law) and 12.10 (Submission to Jurisdiction; Waivers; Consent to Service of Process) of the Business Combination Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

PROMOTORA DE INFORMACIONES, S.A.

By:	/s/ Juan Luis Cebrián
Name:     Juan Luis Cebrián

Title:	Chief Executive Officer

LIBERTY ACQUISITION HOLDINGS CORP.

By:	/s/ Jared Bluestein
Name:     Jared Bluestein

Title:	Secretary

LIBERTY ACQUISITION HOLDINGS
VIRGINIA, INC.

By:	/s/ Jared Bluestein
Name:     Jared Bluestein

Title:	Secretary

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